Exhibit 3.1
Amended November, 2023 ______________ Argo Group International Holdings, Ltd. Amended November, 2023

US$2,030,000,000 Amended November, 2023 A mended October, 2023

FORM NO. 2

Amended August, 2007
Amended November, 2023

BERMUDA

THE COMPANIES ACT 1981

MEMORANDUM OF ASSOCIATION OF COMPANY LIMITED BY SHARES

(Section 7(1) and (2))

MEMORANDUM OF ASSOCIATION OF

Argo Group International Holdings, Ltd.
~~**PXRE Group Ltd**~~ Amended November, 2023
(hereinafter referred to as "the Company")

1. The liability of the members of the Company is limited to the amount (if any) for the time being unpaid on the shares respectively held by them.

2. We, the undersigned, namely,

NAME	ADDRESS	BERMUDIAN STATUS (Yes/No)	NATIONALITY	NUMBER OF SHARES SUBSCRIBED
A.D.Whaley	**2 Church Street Hamilton HM 11 Bermuda**	**Yes**	**British**	**One**
J.M.Macdonald	"	**Yes**	**British**	**One**
N.P.Johnson	"	**Yes**	**British**	**One**

do hereby respectively agree to take such number of shares of the Company as may be allotted to us respectively by the provisional directors of the Company, not exceeding the number of shares for which we have respectively subscribed, and to satisfy such calls as may be made by the directors, provisional directors or promoters of the Company in respect of the shares allotted to us respectively.

3. The Company is to be an exempted Company as defined by the Companies Act 1981 (the "Act"

4. The Company, with the consent of the Minister of Finance, has power to hold land situate in Bermuda not exceeding ___ in all, including the following parcels:-

N/A

US$2,030,000,000 Amended November, 2023

5. The authorised share capital of the Company is ~~US$12,000 divided into shares of US$1.00 each. The minimum subscribed share capital of the Company is US$12,000.00~~. Amended October, 2023

Amended August, 2007

~~6. The objects for which the Company is formed and incorporated are—~~

1. to act and or to perform all the functions of a holding company in all its branches and to co-ordinate the policy and administration of any subsidiary company or companies wherever incorporated or carrying on business or of any group of companies of which the Company or any subsidiary company is a member or which are in any manner controlled directly or indirectly by the Company or which are in any manner controlled directly or indirectly by the same entity in any manner controlling directly or indirectly the Company;

2. to raise or secure the payment of money in such manner as the Company may think fit and for that purpose to authorise, issue, offer, sell and deliver, common shares, preferred shares and other securities of the Company, notes, or other evidences and to transfer, redeem, and purchase any such securities, notes or evidences of indebtedness as aforesaid;

Amended August, 2007

3. to provide and or procure financing and financial investment, management and advisory services and administrative services to any entity in which the Company owns, directly or indirectly an equity interest (regardless of whether the same carries any voting rights or preferred rights or restrictions) of not less than twenty percent of the total equity issued and outstanding in that entity (as determined in good faith by the board of directors of the Company); and, in connection with any of the foregoing, to provide and or procure credit, financial accommodation, loans and or advances with or without interest or benefit to the Company to any such entity and to lend to and or deposit with any financial institution, fund and or trust, all or any property of the Company and or any interest therein to provide collateral for loans or other forms of financing ~~provided to any such entity~~;

Amended August, 2007

4. to act as an investment company and for that purpose to acquire and hold upon any terms and, either in the name of the Company or that of any nominee, shares, stock, debentures, debenture stock, ownership interests, annuities, notes, mortgages, bonds, obligations and securities, foreign exchange, foreign currency deposits and commodities, issued or guarantees by any company or partnership wherever incorporated, established or carrying on business, or by any government, sovereign, ruler, commissioners, public body, or authority, supreme, municipal, local or otherwise, by original subscription, tender, purchase, exchange, underwriting, participation in syndicates or in any other manner and whether or not fully paid up, and to make payments thereon as called up or in advance of calls or otherwise and to subscribe for the same, whether conditionally or absolutely, and to hold the same with a view to investment, but with the power to vary any investments, and to exercise and enforce all rights and powers conferred by or incident to the ownership thereof, and to invest and deal with the moneys of the Company not immediately required upon such securities and in such manner as may be from time to time determined;

5. buying, selling and dealing in goods of all kinds;

Amended August, 2007

6. acquiring by purchase or otherwise and holding as an investment inventions, patents, trade marks, trade names, trade secrets, designs and the like;

7. buying, selling, hiring, letting and dealing in conveyances of any sort;

8. to acquire by purchase or otherwise hold, sell, dispose of and deal in real property situated outside Bermuda and in personal property of all kinds wheresoever situated; and

9. to enter into any guarantee, contract of indemnity or suretyship and to assure, support or secure with or without consideration or benefit the performance of any obligations of any person or persons and to guarantee the fidelity of individuals filling or about to fill situations of trust or confidence.

7. Powers of the Company

1. The Company shall, pursuant to the Section 42 of the Companies Act 1981, have the power to issue preference shares which are, at the option of the holder, liable to be redeemed.

Amended August, 2007

2. The Company shall, pursuant to Section 42A of the Companies Act 1981, have the power to purchase its own shares.

6. The objects for which the Company is formed and incorporated are unrestricted.

7. Powers of the Company

Subject to paragraph 4, the Company shall have the capacity, rights, powers and privileges of a natural person, and –

(i) pursuant to Section 42 of the Act, the Company shall have the power to issue preference shares which are, at the option of the holder, liable to be redeemed;

(ii) pursuant to Section 42A of the Act , the Company shall have the power to purchase its own shares for cancellation; and

(iii) pursuant to Section 42B of the Act, the Company shall have the power to acquire its own shares to be held as treasury shares.

Signed by each subscriber in the presence of at least one witness attesting the signature thereof

(Subscribers)

(Witnesses)

SUBSCRIBED this 28th day of May, 1999

REGISTERED